EXHIBIT 99.1

CENTURY NEXT FINANCIAL CORPORATION REPORTS SECOND QUARTER RESULTS

Ruston, La., Aug. 8, 2011 – Century Next Financial Corporation (the “Company”) (OTCBB: CTUY), the holding company of Bank of Ruston, reported net income for the quarter ended June 30, 2011, of $158,000, or basic and diluted earnings per share of $0.16, an increase of $5,000, as compared to net income of $153,000 reported for the quarter ended June 30, 2010.  Net income for the six months ended June 30, 2011 amounted to $288,000, or basic and diluted earnings per share of $0.29, a decrease of $5,000 from $293,000 in net income reported for the six months ended June 30, 2010.

The Company was organized by Bank of Ruston in June 2010 to facilitate Bank of Ruston’s conversion from the mutual to stock form of organization, which was completed on September 30, 2010.  Financial statements prior to September 30, 2010 are the financial statements of Bank of Ruston.  In connection with the conversion, the Company sold 1,058,000 shares of common stock at $10.00 per share and received proceeds of $9.8 million, net of offering expenses.

The increase in net income for the quarter ended June 30, 2011 resulted primarily from a $120,000, or 13.7%, increase in net interest income, a $181,000, or 86.2%, increase in non-interest income, and an $18,000, or 20.9%, decrease in the provision for income taxes, partially offset by an increase of $303,000, or 35.7%, in non-interest expense, and an $11,000, or 550.0%, increase in the provision for loan losses.  The increase in net interest income was due to an increase of $54,000, or 4.7%, in total interest income as a result of an increase in volume of interest earning assets, and a decrease of $66,000, or 25.3%, in interest expense on borrowings and deposits due to an overall decline in the average cost of funds.  The increase in non-interest income was primarily due to a $136,000 gain on sale of fixed assets as a result of the sale of excess land and a storage building in the second quarter of 2011, and an increase in loan fees of $33,000. The increase in non-interest expense was primarily due to an increase in compensation and benefits expense of $131,000, or 26.0%, as well as increases of $35,000 in occupancy expenses, $16,000 in personnel training and development, $36,000 in legal and other professional expense, $52,000 in audit and accounting expense, $21,000 in Internet expense, and $44,000 in other operating expense.  Approximately $28,000 in non-interest expense for the quarter was non-recurring expense associated with our computer system conversion.   A $13,000 charge to the provision for loan losses during the quarter ended June 30, 2011, reflects the increase in loan loss allowances deemed necessary by management for risks associated with the increasing volume of non-residential and commercial loans.

The change in net income for the six months ended June 30, 2011, compared to the same period in 2010, was primarily due to an increase of $436,000, or 26.0%, in non-interest expense, and an increase of $11,000, or 550.0%, in the provision for loan losses. This was partially offset by an increase of $233,000, or 13.5%, in net interest income, and an increase of $209,000, or 54.1%, in non-interest income.  The increase in net interest income was due to an increase in the volume of interest earning assets in conjunction with a decline in the average cost of funds acquired by new deposits. The increase in non-interest income was primarily due to the $136,000 gain on sale of fixed assets as a result of the sale of excess land and a storage building in the second quarter of 2011, partially offset by a $53,000 gain on sale of fixed assets as a result of the sale of excess land at the site of our branch office during the six months ended June 30, 2010, and an increase of $91,000 in loan fees.  The increase in non-interest expense was primarily due to increases in salaries and benefits expense, as well as increases in occupancy expense, legal and other professional expense, and audit and accounting expense.  Included in non-interest expense for the six months ended June 30, 2011, is approximately $32,000 in non-recurring expense associated with our computer system conversion.

At June 30, 2011, the Company reported total assets of $101.0 million, an increase of $2.9 million, or 3.0%, compared to total assets of $98.1 million at December 31, 2010. The increase in assets was comprised primarily of an increase in loans receivable, net, of $6.7 million, or 9.4%, to $78.3 million at June 30, 2011, compared to $71.6 million at December 31, 2010, primarily reflecting increases in one- to-four family loans held for sale, one- to-four family residential real estate loans, commercial business loans, residential construction loans, and consumer loans during the first six months of 2011, partially offset by decreases in cash and cash equivalents of $3.5 million, or 45.9%, and decreases in investment securities of $580,000, or 4.9%.  Deposits increased $2.5 million, or 3.2%, to $80.4 million at June 30, 2011, compared to $77.9 million at December 31, 2010.  Advances from the Federal Home Loan Bank of Dallas amounted to $397,000 at June 30, 2011, compared to $415,000 at December 31, 2010. At June 30, 2011, the Company had $336,000 of non-performing assets, or 0.3%, of total assets at such date.

Shareholders' equity increased $345,000, or 1.9%, to $18.7 million at June 30, 2011, from $18.3 million at December 31, 2010, primarily due to net income of $288,000 and the release of $23,000 in ESOP shares during the six months ended June 30, 2011, and an increase of $34,000 in accumulated other comprehensive income.

Century Next Financial Corporation is the holding company for Bank of Ruston which conducts business from its main office and full-service branch office, located in Ruston, Louisiana

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Century Next Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands)

	June 30, 2011	December 31, 2010
ASSETS	(Unaudited)

Cash and cash equivalents	$4,100	$7,581
Investment securities	11,263	11,843
Loans receivable, net	78,329	71,613
Accrued interest receivable and other assets	7,317	7,078

Total assets	$101,009	$98,115

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$80,374	$77,895
Securities sold under repurchase agreements	693	588
FHLB advances	397	415
Other liabilities	892	909

Total liabilities	82,356	79,807

Shareholders’ equity	18,653	18,308
Total liabilities and shareholders’ equity	$101,009	$98,115

Century Next Financial Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months ended June 30,			Six Months ended June 30,
	2011	2010		2011	2010
	(Unaudited)			(Unaudited)

Total interest income	$1,194		$1,140	$2,360		$2,260
Total interest expense	195		261	395		528
Net interest income	999		879	1,965		1,732
Provision for loan losses	13		2	13		2
Net interest income after provision for loan losses	986		877	1,952		1,730
Non-interest income	391		210	595		386
Non-interest expense	1,151		848	2,112		1,676
Income before income taxes	226		239	435		440
Income taxes	68		86	147		147

NET INCOME	$158		$153	$288		$293

EARNINGS PER SHARE
Basic	$0.16	$	N/A	$0.29	$	N/A
Diluted	$0.16	$	N/A	$0.29	$	N/A

CONTACT:
Benjamin L. Denny, President and Chief Executive Officer
(318) 255-3733